UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2014

INSIGNIA SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Minnesota	1-13471	41-1656308
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8799 Brooklyn Blvd., Minneapolis, Minnesota	55445
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (763) 392-6200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2015 Executive Cash Compensation Plan

On December 21, 2014, the Compensation Committee of the Company’s Board of Directors approved the 2015 Executive Cash Compensation Plan (the “Plan”). The only employees currently eligible to participate in the Plan are the Company’s three executive officers: Glen P. Dall, President and Chief Executive Officer, John C. Gonsior, Vice President of Finance, Chief Financial Officer, Secretary and Treasurer, and Timothy J. Halfmann, Chief Sales and Marketing Officer (collectively, the “Participants”).

The Plan provides for no increase in total target cash compensation in 2015.  Mr. Dall, Mr. Halfmann and Mr. Gonsior may earn annual bonuses of 10%-90%, 8%-72% and 6%-54%, respectively, of their annual base salary in effect for 2015, solely based on the Company’s performance against its Board of Directors approved EBITDA (earnings before interest, taxes, depreciation and amortization) goal for 2015, subject to the Compensation Committee’s discretion to exclude from the determination of EBITDA non-budgeted expenses.  If the Company does not achieve 80% of the EBITDA goal for 2015, the Participants will not be eligible to receive incentive cash compensation under the Plan and the Plan provides that the maximum incentive cash compensation will be earned by the Participants if the Company achieves 120% of the EBITDA goal for 2015.  All bonus calculations are subject to review and approval by the Compensation Committee prior to payment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INSIGNIA SYSTEMS, INC.

Date: December 29, 2014	By	/s/ John C. Gonsior
John C. Gonsior
Vice President, Finance and CFO